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Exhibit 10.25

FRONTIER AIRLINES, INC.
2004 EQUITY INCENTIVE PLAN

STOCK UNIT AGREEMENT

        THIS STOCK UNIT AGREEMENT is made as of the            day of            , 200    (the "Grant Date"), between Frontier Airlines, Inc., a Colorado corporation (together with any affiliate, the "Company"), and                        (the "Grantee").

        1.    Definitions.    The following terms, when used in this Agreement, shall have the following meanings:

    (a)
    "Cause" means the commission of any act of fraud, embezzlement or dishonesty by the Grantee, any unauthorized use or disclosure by the Grantee of any confidential information or trade secrets of the Company, any other intentional misconduct by the Grantee that adversely affects the business affairs of the Company or any other conduct that violates the Company's policies or procedures.

    (b)
    "Code" means the Internal Revenue Code of 1986, as amended.

    (c)
    "Committee" means the Compensation Committee of the Board of Directors of the Company.

    (d)
    "Disability; Disabled" means the status granted to a Grantee when the Grantee suffers a physical or mental condition or illness that renders the Grantee, even with attempts by the Company to make reasonable accommodations, totally and permanently incapable of performing the essential functions of his or her job at the Company.

    (e)
    "Fair Market Value" means the closing price of the Stock on the principal exchange or market on which the Stock is traded on the day as of which Fair Market Value is determined or, if the shares are not traded on that day, the next following trading day.

    (f)
    "Plan" means the Frontier Airlines 2004 Equity Incentive Plan.

    (g)
    "Retirement" means termination of employment with the Company after the Grantee has completed at least ten (10) years of service with the Company, which need not be continuous, and if the sum of the Grantee's attained age on the date of termination of employment plus years of service equals at least 65.

    (h)
    "Stock" means the Company's common stock, without par value.

        2.    Grant of Units.    Pursuant to the Plan and subject to the terms and conditions of this Agreement, the Company hereby grants to the Grantee            stock units ("Units") effective as of the Grant Date. Each Unit represents the right to receive one share of Stock at the time provided in this Agreement.

        3.    Vesting.

            (a)    General.    Except as provided otherwise in this Agreement, if the Grantee has been employed by the Company continuously since the Grant Date, the Units shall vest on the fifth (5th) anniversary of the Grant Date. Except as provided otherwise in this Agreement, vested Units shall be payable at the time provided in Section 4 below.

            (b)    Death; Disability; Retirement.    If the Grantee terminates employment with the Company on account of death, Disability or Retirement prior to the fifth (5th) anniversary of the Grant Date, a pro rata portion of the Units shall become vested based on the ratio between (i) the number of days of employment completed from the Grant Date to the date of termination of employment and (ii) 1826. The Units that become vested shall be payable at the time provided in Section 4. Any Units that do not become vested pursuant to this subsection 3(b) shall be forfeited.

            (c)    Termination for Cause.    If the Grantee's employment with the Company is terminated for Cause, as determined by the Company in its sole discretion, all Units for which payment has not yet been made pursuant to Section 4, both vested and unvested, shall be forfeited and no amount shall be payable with respect to any forfeited Unit.

            (d)    Other Terminations.    If the Grantee terminates employment with the Company for any reason other than death, Disability, Retirement, or Cause prior to the fifth (5th) anniversary of the Grant Date, all Units shall be forfeited.

        4.    Payment for Units, Delivery of Stock Certificates.    When the Units become payable, they shall be settled in shares of Stock. The Units shall become payable on the thirtieth (30th) day following the earlier of (i) the fifth (5th) anniversary of the Grant Date or (ii) the date the Grantee terminates employment for any reason with vested Units (the "Payment Date"), unless provided otherwise in this Agreement. Subject to the provisions of Section 7 below, Stock certificates evidencing the Stock, or an electronic transfer of shares to the Grantee's broker (in either case, the "Certificates"), shall be issued to the Grantee as of the Payment Date and registered in the Grantee's name on the records of the Company. Subject to and conditioned on the satisfaction of any withholding obligations, the Certificates shall be delivered to the Grantee as soon as practicable after the Payment Date. Notwithstanding the foregoing, if, at the time that payment is due under this Section 4, the Company's deduction for compensation payable to the Grantee is subject to the restrictions of Section 162(m) of the Code ("Section 162(m)"), payment shall not be made until the Company's deduction for the compensation attributable to the payment is not limited by Section 162(m). Further, if the Grantee is a "key employee" for purposes of Section 409A of the Code, payment shall be delayed for 6 months or other period required by Section 409A of the Code.

        5.    Dividend Equivalents.    If the Company pays a cash dividend or makes any other cash distribution with respect to the Stock during the vesting period, the Grantee shall be granted a number of additional Units (referred to as dividend equivalents) equal to the amount of cash distributed with respect the number of shares of Stock that is equal to the number of Units set forth in Section 2 divided by the Fair Market Value of a share of Stock on the date the cash dividend or distribution is made to the shareholders. The Units representing dividend equivalents shall vest (or shall be forfeited) and, to the extent vested, shall be paid, at the same time as the Units granted under Section 2.

        6.    Adjustment of and Changes in the Common Stock.    The Units shall be adjusted as provided in Section 11 of the Plan; provided that no adjustment shall be contrary to Code section 409A or shall be effected in a manner that would subject the Grantee to taxes and penalties under Code section 409A.

        7.    Withholding.    Upon the award, vesting, and/or payment of any number of the Units, the Grantee shall make appropriate arrangements with the Company to make payment to the Company of the amount required to be withheld under applicable federal, state, local, and other tax laws (collectively, "Withholding Taxes"). The Grantee may elect to pay such Withholding Taxes in cash by delivering to the Company a check payable to the order of the Company or, if the Company agrees, by authorizing the Company to withhold the amount due from the Grantee's pay during the pay periods immediately preceding and following the date on which any such Withholding Tax liability arises. If the Withholding Taxes arise on or after the date the Units become payable, the Grantee may, in addition to the methods described in the preceding sentence, elect to pay such Withholding Taxes (a) by selling a portion of the Stock then payable under this Agreement if otherwise permitted by this Agreement or (b) as permitted by Section 14 of the Plan and as otherwise permitted by this Agreement, by having the Company withhold from the shares otherwise payable and deliverable to the Grantee a number of shares having a Fair Market Value equal to the amount of the minimum required Withholding Taxes, or such lesser amount as the Grantee may elect. In such case, the value of the shares to be withheld shall be based on the Fair Market Value of the shares on the date the amount of Withholding Taxes is determined (the "Tax Date"). The Grantee must make an irrevocable election of the manner of payment of the Withholding Taxes no later than fourteen (14) calendar days prior to the Tax Date; provided however, if the Grantee is subject to Section 16(b) of the Securities Exchange Act of 1934, the election shall be made in accordance with the requirements of Rule 16b-3. If, on and after the time the Units become payable, the Grantee has not made arrangements satisfactory to the Company to pay the Withholding Taxes, the Company shall withhold from the shares, a number of shares having a Fair Market Value equal to the amount required to pay the Withholding Taxes. The value of the shares to be withheld shall be based on the Fair Market Value of the shares on the Tax Date. The Company shall not deliver any shares of Stock unless and until the Grantee has delivered to the Company, or has made arrangements satisfactory to the Company to provide fully for the payment of, the required Withholding Taxes.

        8.    Restriction on Transferability; Nonalienability of Benefits.

            (a)    Limitation on Transferability.    Units, whether or not vested, may not be sold, assigned, transferred by gift or otherwise, pledged or hypothecated, or otherwise disposed of, by operation of law or otherwise at any time. Any attempt to do so shall be null and void. However, Units may be transferred in connection with a divorce or other dissolution to the extent permitted by Code § 409A and the regulations and other guidance promulgated thereunder.

            (b)    Nonalienation of Benefits.    Except as provided in subsection 9(a) above, (i) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber, or charge the same will be void, and (ii) no right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the Grantee or other person entitled to such benefits.

        9.    No Rights as a Shareholder.    The Grantee shall have no voting or any other rights as a stockholder of the Company with respect to the Units. Upon payment of the Units and the transfer of shares of Stock to the Grantee, the Grantee shall have all of the rights of a shareholder of the Company. The Grantee's right to receive Stock under this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

        10.    Stock Reserve.    The Company shall at all times during the term of this Agreement reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Agreement, and the Company shall pay all original issue taxes (if any) on the issue of Stock pursuant to this Agreement, and all other fees and expenses necessarily incurred by the Company in connection therewith.

        11.    Miscellaneous.

            (a)    Notices.    Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by first class registered or certified mail, postage prepaid, or by personal delivery to the appropriate party, addressed:

      If to the Company, to Frontier Airlines, Inc. Attention: Corporate Secretary, 7001 Tower Road, Denver, Colorado 80249-7312, or at such other address as may have been furnished to the Grantee in writing by the Company; or

      If to the Grantee, to the address indicated below the Grantee's signature block to this Agreement, or at other address as may have been furnished to the Company in writing by the Grantee.

        Any such notice shall be deemed to have been given as of the second day after deposit in the United States mails, postage prepaid, properly addressed as set forth above, in the case of mailed notice, or as of the date delivered in the case of personal delivery.

            (b)    Amendment.    Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Grantee. Notwithstanding the foregoing, this Agreement may be amended in the sole discretion of the Committee to make any changes that are necessary to comply with Section 409A of the Code and any guidance issued under Section 409A of the Code. Further provided that no amendment to this Agreement, other than an amendment to comply with Section 409A of the Code, may adversely affect the rights of the Grantee without the Grantee's consent.

            (c)    Compliance with Securities Laws.    This Agreement shall be subject to the requirement that if at any time counsel to the Company shall determine that the listing, registration, or qualification of the shares of Stock that may be issued in payment of the Units upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance of such shares hereunder, no shares of Stock shall be issued in payment of any Units unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or obtain such listing, registration, or qualification.

            (d)    Construction; Severability.    The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

            (e)    Waiver.    Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Committee appointed under the Plan, but only to the extent permitted under the Plan.

            (f)    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the Company and the Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns.

            (g)    Rights to Employment.    Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate the Grantee's employment at any time, with or without cause, subject to the provisions of any employment agreement between the Grantee and the Company. This Agreement is limited solely to governing the rights and obligations of the Grantee with respect to the Units.

            (h)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.

            (i)    Grantee Acceptance.    The Grantee will signify acceptance of the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy to the Company.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

FRONTIER AIRLINES, INC.
By:
Name:
Title:
GRANTEE

Name:
Address:

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